Exhibit 99.1

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA NAMES WADE BROOKSBY TO BOARD OF DIRECTORS
— New Director Appointed to Audit Committee—
PHOENIX — October 16, 2008 — Zila, Inc. (NASDAQ:ZILAD) today announced that Wade F. Brooksby has been elected to the company’s Board of Directors and will serve on the audit committee. The appointment increases the board to six members, five of whom are non-employee directors.
Brooksby, 62, is currently chief financial officer of InNexus Biotechnical, Inc., a Toronto Stock Exchange publicly traded drug development company. Previously, he was CFO of Energy West, Inc., a NASDAQ publicly traded energy utility. Earlier, Brooksby served in senior level executive positions for several companies in a variety of industries. He has served as an energy-marketing advisor to the Governor of Kentucky and on the board of directors of nine public and private companies as well as two not-for-profit organizations. Brooksby earned a bachelor of science degree in accounting and a masters degree in accounting from Brigham Young University.
“Wade brings to Zila’s board of directors extensive operating experience gained as a senior executive for organizations of all sizes,” said David Bethune, Zila’s chairman and chief executive officer. “His accomplished background adds depth to our already talented and diverse board. We welcome Wade and look forward to his guidance as we work toward achieving our long-term strategic goals.”
With the appointment of Brooksby to the audit committee of board of directors, Zila is now in compliance with the audit committee requirement set forth in Nasdaq MarketPlace Rule 4350.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices and include continuing education seminars for dentists and their staffs. Zila is certified by the American Dental Association and the Academy of General Dentistry to provide continuing education seminars.
For more information about the Company and its products, please visit www.zila.com.
Contact:
Investors, Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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